ESCROW AGREEMENT


          THIS ESCROW AGREEMENT ("Agreement") is made and entered into as of the 31st day of May, 1996, among SEACOR Holdings, Inc., a Delaware corporation ("SEACOR"), Norman McCall, as representative (in such capacity and his successor(s) being referred to as the "Representative"), all of the stockholders (collectively, the "Stockholders") of Cameron Boat Rentals, Inc., a Louisiana corporation (the "Company"), and Bank of Montreal Trust Company, a trust company duly organized and validly existing under the laws of the State of New York, as escrow agent (the "Escrow Agent").


                            RECITALS:

          A. SEACOR, McCall Enterprises, Inc. ("McCall") and the Stockholders have entered into a Share Exchange
Agreement and Plan of Reorganization relating to the Company, dated as of May 31, 1996 (the "Exchange
Agreement"), pursuant to which McCall shall acquire the Company Shares owned by the Stockholders in exchange for shares of SEACOR Common Stock.

          B. In satisfaction of a condition precedent to SEACOR's obligations under the Exchange Agreement, the Stockholders, the Representative and SEACOR have entered into an Indemnification Agreement dated the date hereof (the "Indemnification Agreement").

          C.   Pursuant to Section 6 of the Indemnification
Agreement, the parties have agreed to enter into this Agreement and, pursuant to Section 9 of the Indemnification
Agreement, the Representative was appointed to act as representative of the Stockholders as provided in this Agreement.

          D. The Escrow Agent is willing to act as escrow agent under this Agreement.

          In consideration of the foregoing, and the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

          1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Indemnification Agreement and the Exchange Agreement.

          2.   Establishment of Escrow Fund.  Each
Stockholder hereby (a) directs SEACOR to deliver to the Escrow Agent, on behalf of such Stockholder, a number of shares of SEACOR Common Stock equal to ten percent (10%) of the number of shares of SEACOR Common Stock that would otherwise be delivered directly to such Stockholder as Exchanged Shares (the "Escrow Shares") and (b) agrees to execute and deliver to the Escrow Agent, promptly following the delivery of such shares of SEACOR Common Stock to the Escrow Agent by SEACOR, a stock power duly executed in blank by such Stockholder with respect to such Escrow Shares. The Escrow Shares shall be held by the Escrow Agent in trust subject to the terms and conditions hereinafter set forth. If the Escrow Agent should receive any cash or other property with respect to the Escrow Shares, the Escrow Agent shall invest and reinvest such cash and the income therefrom in the Lehman Fund, substantially all of which is invested in direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America, and shall hold such other property in trust subject to the terms and conditions hereinafter set forth (together with the Escrow Shares, the "Escrow Fund"). The parties acknowledge that the Escrow Agent shall not be responsible for any diminution in the Escrow Fund due to losses resulting from investments.

          3.   Claims Against the Escrow Fund.

          (a)  The Escrow Shares shall secure the
obligations of the Stockholders to the Indemnified Parties pursuant to Section 2 of the Indemnification Agreement and in accordance with the terms of this Agreement.

          (b)  In the event that a claim for indemnity
results from the final determination of a settlement or judgment for which a Stockholder is responsible under
Section 2(e)(ii) of the Indemnification Agreement, SEACOR and the Representative shall send the Escrow Agent and the Stockholder notice of such fact in a writing signed by both SEACOR and the Representative. Such notice shall state the name of the Indemnified Party, the amount of Losses arising from the indemnity claim to which the Indemnified Party is entitled, the names of the Stockholders from whom indemnity is sought and the number of shares of SEACOR Common Stock that each such Stockholder would be required to transfer to the Indemnified Party to satisfy its proportionate share of such Losses. If at any time after the tenth business day following the delivery of such notice, SEACOR advises the Escrow Agent in writing that any such Stockholder has not delivered to the Indemnified Party an amount of cash sufficient to satisfy its share of such Losses, the Escrow Agent shall promptly deliver to SEACOR such number of Escrow Shares sufficient to satisfy such Stockholder's share of such Losses together with the stock powers executed by such Stockholder.

          (c) In the event that SEACOR shall claim a right to payment pursuant to Section 2(e)(iii) of the Indemnification Agreement, SEACOR shall send written notice of such claim to the Escrow Agent and the Representative.
As promptly as possible after SEACOR has given such notice, SEACOR and the Representative shall establish the merits of such claim and amount of Losses for which SEACOR is entitled to indemnification as a result thereof in accordance with the terms of the Indemnification Agreement and, upon final determination of the merits of such claim and amount of such Losses and the number of shares to be transferred if the claim is not satisfied in cash as herein provided (which determination shall be by mutual agreement or arbitration), shall notify the Escrow Agent and the Stockholders from whom indemnity is sought (either by means of a certified copy of the arbitration decision or a written instrument executed by SEACOR and the Representative) of the terms of such determination (such notice is hereinafter referred to as a "Claims Notice"). After such Claims Notice has been delivered to the Escrow Agent, pursuant to the Indemnification Agreement, each such Stockholder shall, within ten business days after receipt of a Claims Notice, deliver to the Indemnified Party an amount of cash in immediately available funds sufficient to satisfy its pro rata share of any Losses to which the Indemnified Party is entitled in accordance with the Claims Notice. If after such tenth business day, SEACOR advises the Escrow Agent in writing that any such Stockholder has not satisfied its pro rata share of such Losses, the Escrow Agent shall promptly deliver to SEACOR such number of the Escrow Shares sufficient to satisfy such Stockholder's pro rata share of such Losses, together with the stock powers executed by such Stockholder.

          (d)  For purposes of this Agreement, the Escrow
Shares shall be valued in the manner set forth in the final paragraph of Section 2 of the Indemnification Agreement.

          4.   Termination of Escrow Fund.  The escrow
provided for hereunder shall terminate completely upon the later to occur of (a) the third anniversary of the Closing
Date and (b) the payment or other final resolution of all claims for indemnity asserted under the Indemnification
Agreement by any Indemnified Party prior to the third anniversary of the Closing Date.

          5. Payment of Escrow Fund. Upon termination of the escrow, the Escrow Agent shall pay over to the Representative the balance, if any, of the Escrow Shares and any cash or other property then held by the Escrow Agent, for disbursement by the Representative to the Stockholders in accordance with their respective interests as set forth on Exhibit A to this Agreement. In the event that any claims for indemnity under the Indemnification Agreement are pending on the third anniversary of the Closing Date, the Escrow Agent shall pay over to the Representative, for disbursement to the Stockholders, all property held in the Escrow Fund in excess of an amount of Escrow Shares, cash or other property having a value equal to the aggregate amount of Losses for which all Indemnified Parties have pending claims.

          6.   Escrow Agent.

          (a)  Duties.  The Escrow Agent shall have no
liability or obligation with respect to the Escrow Fund except for Escrow Agent's willful misconduct or gross negligence. The Escrow Agent's sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow Fund in accordance with the terms of this Escrow Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited, this Escrow Agreement or the Indemnification Agreement, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. SEACOR and the Stockholders, jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

          (b) Indemnification. From and at all times after the date of this Escrow Agreement, SEACOR and the Stockholders, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify SEACOR and the Stockholders in writing, and SEACOR and the Stockholders shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party unless (a) SEACOR and the Stockholders agree to pay such fees and expenses, or (b) SEACOR or the Stockholders shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, or
(c) the named parties to any such action or proceeding (including any impleaded parties) include both Indemnified Party and SEACOR or the Stockholders, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to SEACOR or the Stockholders. All such fees and expenses payable by SEACOR or the Stockholders pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim.
All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by SEACOR and the Stockholders, jointly and severally, upon demand by such Indemnified Party. The obligations of SEACOR and the Stockholders under this Section 6(b) shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall be paid by SEACOR and the Stockholders.

          The parties agree that neither the payment by SEACOR or the Stockholders of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Fund in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between SEACOR and the Stockholders, the respective rights and obligations of the Stockholders, on the one hand, and SEACOR, on the other hand, under the Indemnification Agreement.

          (c) Disputes. If, at any time, there shall exist any dispute between SEACOR, the Stockholders or the Representative with respect to the holding or disposition of any portion of the Escrow Fund or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Fund or the Escrow Agent's proper actions with respect to its obligations hereunder, or if the Representative has not within 30 days of the furnishing by the Escrow Agent of a notice of resignation pursuant to
Section 6(d) hereof, appointed a successor the Escrow Agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

               (i) suspend the performance of any of its obligations under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); provided, however, that the Escrow Agent shall continue to invest the Escrow Funds in accordance with Section 2 hereof; and/or

               (ii)  petition, at the expense of SEACOR and
          the Stockholders (by means of an interpleader action or any other appropriate method), any court of competent jurisdiction in New York, New York, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all funds and Escrow Shares held by it in the Escrow Fund for holding and disposition in accordance with the instructions of such court.

          The Escrow Agent shall have no liability to SEACOR, the Stockholders or the Representative or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Fund or any delay in or with respect to any other action required or requested of the Escrow Agent.

          (d) Resignation of the Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days prior written notice to SEACOR and the Representative or may be removed, with or without cause, by SEACOR and the Representative, acting jointly, at any time by the giving of thirty (30) days prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor the Escrow Agent as provided herein. Upon any such notice of resignation or removal, SEACOR and the Representative jointly shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $250,000,000. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

          (e) Fees. SEACOR and the Stockholders shall compensate the Escrow Agent for its services hereunder in accordance with Schedule I attached hereto and, in addition, shall reimburse the Escrow Agent for all of its reasonable out-of-pocket expenses, including reasonable attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this
Section 6(e) shall be payable upon demand by the Escrow Agent. The obligations of SEACOR and the Stockholders under this Section 6(e) shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent. As between SEACOR, on the one hand, and the Stockholders, on the other, the compensation and reimbursement payable by SEACOR and the Stockholders under this Section 6(e) shall be borne equally. As among the Stockholders, each Stockholder shall bear its pro rata share of the compensation and reimbursement payable by the Stock-holders.

          If SEACOR and the Stockholders have not paid the amount of any compensation or reimbursement for out-of-pocket expenses demanded by the Escrow Agent within a reasonable time following such demand, the Escrow Agent is authorized to, and may, disburse to itself from any cash contained in the Escrow Fund, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which the Escrow Agent or any Indemnified Party is entitled to seek indemnification pursuant to Section 6(b) hereof). The Escrow Agent shall notify SEACOR and the Representative of any disbursement from the Escrow Fund to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder. SEACOR, the Stockholders and the Representative hereby grant to the Escrow Agent and the Indemnified Parties a security interest in and lien upon the Escrow Fund and all funds or other property therein to secure all obligations hereunder to the Escrow Agent and the Indemnified Parties, and the Escrow Agent and Indemnified Parties shall have the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 6(b) hereof) against the cash on deposit in the Escrow Fund, if SEACOR and the Stockholders shall not have paid the amount of such compensation or reimbursement within a reasonable time following the Escrow Agent's demand therefor. If for any reason funds in the Escrow Fund are insufficient to cover such compensation and reimbursement, SEACOR and the Stockholders shall promptly pay such amounts to the Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

          7. Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made, and shall be deemed given or made
(i) on the date delivered if delivered by telecopy or in person, (ii) on the third business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid), or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:



          To SEACOR:

               SEACOR Holdings, Inc.
               1370 Avenue of the Americas
               25th Floor
               New York, New York  10019
               Attn:  Randall Blank
               Telecopy No.:  (212) 582-8522

          with a copy to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York 10153
               Attn:  David E. Zeltner, Esq.
               Telecopy No.:  (212) 310-8007

          To Stockholders and Representative:

          c/o  McCall's Boat Rentals, Inc.
               P.O. Box 102
               432 Marshall Street
               Cameron, Louisiana  70631
               Attn:  Norman McCall
               Telecopy No.:  (318) 775-7025

          with a copy to:

               Jones, Walker, Waechter, Poitevent,
               Carrere & Denegre, L.L.P.
               Place St. Charles
               201 St. Charles Avenue
               51st Floor
               New Orleans, Louisiana  70170-5100
               Attn:  Carl C. Hanemann, Esq.
               Telecopy No.:  (504) 582-8398

          with an additional copy to:

               Stockwell, Sievert, Viccellio,
                 Clements & Shaddock
               P.O. Box 2900
               Lake Charles, Louisiana  70602
               Attn:  William E. Shaddock, Esq.
               Telecopy No.:  (318) 493-7210

          To Escrow Agent:

               Bank of Montreal Trust Company
               77 Water Street
               New York, New York 10005
               Attn.:  Therese Gaballah
               Telecopy No.:  (212) 701-7684

or to such other representative or at such other address of a party as such party hereto may furnish to the other
Parties in writing.  If notice is given pursuant to this
Section 7 of any assignment to a permitted successor or assign of a party hereto, the notice shall be given as set forth above to such successor or assign of such party.

          8. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in New Orleans, Louisiana or New York, New York are closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

          9. Successors in Interest. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns, and any reference to a party shall also be a reference to a permitted successor or assign.

          10. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

          11. Captions. The titles and captions contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.
Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement.

          12. Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by all of the Parties.

          13. Controlling Law; Integration; Waiver. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles thereof relating to the conflicts or choice of laws. This Agreement supersedes all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement among the Parties to this Agreement with respect to such subject matter. The failure of any party at any time or times to require performance of any provisions of this Agreement shall in no manner affect the right to enforce the same. No waiver by any party of any conditions, or of the breach of any term, provision, warranty, representation, agreement or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach of any other term, provision, warranty, representation, agreement or covenant contained in this Agreement, the Indemnification Agreement or the Exchange Agreement.

          14. No Limitation. The Parties agree that the rights and remedies of any party under this Agreement shall not operate to limit any other rights and remedies otherwise available to any party under the Indemnification Agreement or the Exchange Agreement.

          15. Additional Actions and Documents. Each of the Parties agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents as may be necessary or as may be reasonably requested in order to effectuate fully the purposes, terms and conditions of this Agreement.

          16.  Severability.  Any provision of this
Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

          17. Jurisdiction and Forum; Arbitration. Any controversy arising under, out of, in connection with, or relating to, this Agreement, and any amendment hereof, or the breach hereof or thereof, shall be determined and settled by arbitration in New York, New York, by an arbitrator or arbitrators mutually agreed upon by SEACOR and the Representative or, if SEACOR and the Representative shall fail or be unable to so agree within ten Business Days after the written request therefor by SEACOR or the Representative to the other, such arbitrator or arbitrators as may be selected in accordance with the rules of the American Arbitration Association. Any award rendered therein shall specify the findings of fact of the arbitrator or arbitrators and the reasons for such award, with
reference to and reliance on relevant law.   Any such award
shall be final and binding on each and all of the parties thereto and their personal representatives, and judgment may be entered thereon in any court having jurisdiction thereof.

          18. Purchase of Securities. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of SEACOR and become pecuniarily interested in any transaction in which SEACOR may be interested, and contract and lend money to SEACOR and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for SEACOR or for any other entity.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

                    BANK OF MONTREAL TRUST COMPANY

                    By:/s/ Therese Gaballah
                       Name:  Therese Gaballah
                       Title: Vice President

                    SEACOR HOLDINGS, INC.

                    By: /s/ Milton Rose
                        Name:  Milton Rose
                        Title: Vice President


                        /s/ Norman F. McCall
                            Norman F. McCall,
                            as Representative

                    STOCKHOLDERS


                    /s/ Deanne Colligan and /s/ Madeline Colligan
                    Deanne Colligan and Madeline Colligan,
                    Trustees of the HAM Trust created by
                    Norman F. McCall and Jacqueline C.
                    McCall by Act dated December 9, 1980
                    before Gregory James Klumpp, notary.


                    /s/ Deanne Colligan and /s/ Madeline Colligan
                    Deanne Colligan and Madeline Colligan,
                    Trustees of the PDM Trust created by
                    Norman F. McCall and Jacqueline C.
                    McCall by Act dated December 9, 1980
                    before Gregory James Klumpp, notary.


                    /s/ Deanne Colligan and /s/ Madeline Colligan
                    Deanne Colligan and Madeline Colligan,
                    Trustees of the JKM Trust created by
                    Norman F. McCall and Jacqueline C.
                    McCall by Act dated December 9, 1980
                    before Gregory James Klumpp, notary.


                    /s/ Gertrude Colligan
                    Gertrude Colligan, Individually and as
                    Usufructuary.


                    /s/ James A. Colligan
                    James A. Colligan

                    /s/ Nell Colligan
                    Nell Colligan


                    /s/ Madeline Colligan
                    Madeline Colligan


                    /s/ Deanne Colligan
                    Deanne Colligan

                            EXHIBIT A


                                             Proportionate
          Stockholders                          Interest

          HAM Trust                               10.78%

          PDM Trust                               10.78%

          JKM Trust                               10.78%

          Gertrude Colligan, Individually and
          as Usufructuary.                        27.07%

          Madeline Colligan                       13.53%

          Deanne Colligan                         13.53%

          James A. Colligan                       13.53%
          Nell Colligan